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                                                                       Exhibit 5

                     [Letterhead of Chadbourne & Parke LLP]



                                             February 27, 1997

The AES Corporation
1001 North 19th Street
Arlington, Virginia  22209

         Re:      Registration Statement on Form S-4

Dear Sirs:

                  We have acted as counsel to The AES Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, covering up to 2,548,693 shares (the "Shares") of common stock, par value $.01 per share, of the Company to be issued and sold pursuant to the Amended and Restated Amalgamation Agreement dated as of November 12, 1996 (the "Amalgamation Agreement") by and among the Company, AES China Generating Co. Ltd., a Bermuda company ("AES Chigen"), and AES Acquisition Co. Ltd., a Bermuda company ("AES Sub").

                  In rendering this opinion, we have examined the Company's Certificate of Incorporation and By-laws, each as amended to date, minutes of proceedings and consents of the Board of Directors of the Company, the form of Company
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The AES Corporation                     -2-                   February 27, 1997





common stock certificate, and originals or copies of such documents, instruments, records, and certificates of public officials and officers of the Company as we have deemed necessary. In connection with such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as copies, and we have also made such other investigations of fact and law as we have deemed relevant in connection with the opinion set forth below. In rendering this opinion, we have relied upon the accuracy of the certificates, documents, instruments, certificates, and records we have examined as to the matters of fact covered thereby.

                  Based on the foregoing, we are of the opinion that, when the Registration Statement becomes effective, the Shares, when issued in accordance with the terms of the Amalgamation Agreement, will be duly and validly issued, fully-paid and non-assessable.

                  We hereby consent to the use of our name in the Registration Statement under the caption "Legal Matters" and we also hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely,

                                                     CHADBOURNE & PARKE LLP